As filed with the Securities and Exchange Commission on September 4, 2009

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WASHINGTON BANKING COMPANY
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation or organization)

91-1725825
(I.R.S. Employer Identification Number)

450 SW Bayshore Drive
Oak Harbor, Washington 98277
(360) 679-3121
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Shields
Executive Vice President and Chief Financial Officer
Washington Banking Company
450 SW Bayshore Drive
Oak Harbor, Washington 98277
(360) 679-3121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew H. Ognall, Esq.
Roberts Kaplan LLP
601 SW 2nd Avenue, Suite 1800
Portland, Oregon 97204
Telephone: (503) 221-2207
Facsimile: (503) 221-1510

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [__]

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [__]

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated  filer ☐
Accelerated filer ☒
Non-accelerated filer ☐(Do not check if a smaller reporting company)
Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of each class of securities to be	Amount to be	offering price per	aggregate offering	registration
registered	registered (1)(2)	unit (1)(2)	price(2)	fee(3)

Common Stock
Preferred Stock
Warrants
Debt Securities
Units (4)
Stock Purchase Contracts
Depositary Shares(5)
Total	$75,000,000		$75,000,000	$4,185.00

(1) An unspecified aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered at unspecified prices. Also includes an indeterminate number of shares of common stock, preferred stock or debt securities as may be issued by the Registrant upon conversion, exercise or exchange of any securities that provide for such issuance, or that may from time to time become issuable by reason of any stock split, stock dividend or similar transaction, for which no separate consideration will be received by the Registrant. In no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceed $75,000,000. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.
(2) Pursuant to General Instruction II.D of Form S-3, information as to each class of securities to be registered is not specified.
(3) Calculated on the basis of the maximum aggregate offering price of all the securities listed above in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(4) Each unit will be issued under a unit agreement and will represent an interest in two or more other securities, which may or may not be separable from one another.
(5) Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of debt securities or preferred stock and will be evidenced by a depositary receipt.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INTRODUCTORY NOTE

     This registration statement contains a form of base prospectus to be used in connection with offerings of the following securities of Washington Banking Company:

  common stock;

  preferred stock;

  warrants;

  debt securities;

  units;

  stock purchase contracts; and

  depositary shares.

     Each offering of securities made under this registration statement will be made pursuant to this prospectus, with the specific terms of the securities offered thereby set forth in an accompanying prospectus supplement.

PROSPECTUS

$75,000,000

Common Stock
Preferred Stock
Warrants
Debt Securities
Units
Stock Purchase Contracts
Depositary Shares

     We may offer and sell, from time to time in one or more offerings and in amounts, at prices and on terms that will be determined at the time of any such offering, together or separately, common stock, preferred stock, warrants, debt securities, units, stock purchase contracts or depositary shares. These securities may be convertible, exercisable or exchangeable for common stock, preferred stock or debt securities. The debt securities may consist of debentures, notes or other types of debt.

     We will provide the specific terms of these securities in supplements to this prospectus at the time of offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement, any free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

     Our common stock is listed on the Nasdaq Global Select Market under the symbol “WBCO.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

     We may offer securities through underwriters or dealers, by us directly, through agents or through a combination of any of these methods of sale. The prospectus supplement for an offering of securities will describe in detail the plan of distribution for that offering.

__________________

     Investing in our securities involves risks. Please refer to the “Risk Factors” section of this prospectus beginning on page 3, and the applicable prospectus supplement before you make your investment decision.

__________________

     The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

__________________

     Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2009.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Washington Banking Company filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may sell, either separately or together, common stock, preferred stock, warrants, debt securities, units, stock purchase contracts or depositary shares in one or more offerings. We may also issue common stock, preferred stock or debt securities upon conversion, exercise or exchange of any of the securities mentioned above.

     This prospectus provides you with a general description of the securities that we may issue. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

     All references in this prospectus to “we,” “us,” “our” or similar references mean Washington Banking Company and its subsidiaries and all references in this prospectus to “Washington Banking Company” mean Washington Banking Company excluding its subsidiaries, in each case unless otherwise expressly stated or the context otherwise requires. When we refer to “Whidbey Island Bank” in this prospectus, we mean our subsidiary, Whidbey Island Bank, a Washington-chartered commercial bank. We sometimes refer to Whidbey Island Bank as the “Bank.”

     The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement is available at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

     The distribution of this prospectus and the applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

     You should rely only on the information incorporated by reference or presented in this prospectus or an applicable prospectus supplement. Neither we, nor any underwriters, dealers or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements may include statements that expressly or implicitly predict future results, performance or events. Statements other than statements of historical fact are forward-looking statements. The words “anticipates,” “expects,” “believes,” “estimates” and “intends” and words or phrases of similar meaning identify forward-looking statements. Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to

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predict and are generally beyond our control. You should carefully consider those risks and uncertainties including those set forth in filings with the SEC, this prospectus and any prospectus supplement. Factors that might cause actual results to differ materially from those presented include, without limitation:

  local and national general and economic conditions;

  adverse changes in credit quality and increased delinquencies;

  changes in interest rates and their impact on net interest margin;

  competition from other financial services companies;

  new legislation or regulatory requirements and changes to existing requirements;

  the ability to consummate acquisitions and integrate acquired institutions;

  the ability to realize efficiencies expected from investment in personnel and infrastructure; and

  reduced demand for banking products and services.

     There are many other factors that could cause actual results to differ materially from those contemplated by these forward-looking statements. We do not intend to update any factors or to publicly announce revisions to any of our forward-looking statements. Readers should consider any forward-looking statements in light of this explanation, and we caution readers about relying on forward-looking statements.

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PROSPECTUS SUMMARY

     This summary provides a brief overview of the key aspects of Washington Banking Company and the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, prior to making an investment decision, you should carefully read:

  This prospectus, which explains the general terms of the securities we may offer;

  The applicable prospectus supplement, which explains specific terms of the securities being offered and updates and changes information in this prospectus; and

  The documents referred to in “Where You Can Find More Information.”

Washington Banking Company

     Washington Banking Company is a bank holding company incorporated under the laws of the State of Washington. We conduct our business primarily through our wholly owned subsidiary, Whidbey Island Bank, a Washington-chartered commercial bank that was originally formed in 1961. The Bank considers Island, San Juan, Skagit, Snohomish and Whatcom Counties, Washington as its primary market areas. The Bank conducts its business primarily from its main office in Oak Harbor, Washington and 18 branch offices. The Bank is a community-oriented bank which provides a full range of personal and business banking services.

     As of June 30, 2009, we had consolidated total assets of $934.7 million, net loans of $806.0 million, deposits of $787.6 million and shareholders’ equity of $107.9 million.

     Our common stock is traded on the NASDAQ Global Select Market under the ticker symbol “WBCO.” Washington Banking Company’s principal executive office is located at 450 SW Bayshore Drive, Oak Harbor, Washington 98277. Our telephone number is (360) 679-3121. Our website is located at https://www.wibank.com. The information contained on our website is not a part of this prospectus.

The Securities We May Offer

      We may use this prospectus to offer:

  common stock;

  preferred stock;

  warrants;

  debt securities;

  units;

  stock purchase contracts; and

  depositary shares.

      A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities.

      Common Stock

     We may issue common stock, no par value per share. Holders of common stock are entitled to receive dividends if, when and as declared by our Board of Directors. Each holder of common stock is entitled to one vote per share and has no preemptive rights or cumulative voting rights.

Preferred Stock

     We may issue one or more series of preferred stock with various terms to be determined by our Board of Directors. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Washington Banking Company, voting rights, conversion rights and how and when dividends will be paid on the series of preferred stock.

     Our Articles of Incorporation do not permit our Board of Directors to determine the preferences, limitations, voting powers and relative rights of a series of preferred stock. Therefore, prior to the issuance of any preferred stock, our Board of Directors must recommend to our shareholders an amendment to our Articles of Incorporation and the shareholders entitled to vote must approve such amendment.

     Warrants

     We may issue warrants independently or together with any securities. Warrants are securities pursuant to which we may sell or purchase common stock, preferred stock, debt securities or any combination of these securities. We will issue any warrants under separate warrant agreements.

     Debt Securities

     We may issue several different types of debt securities, including debentures, notes or other types of debt. For any particular debt securities we offer, the applicable prospectus supplement will describe the terms of the debt securities. We may issue senior and subordinated debt, including subordinated and junior subordinated debt securities, under separate indentures to be entered into by and between us and a qualified trustee selected by us. Debt securities may be convertible into our common stock or preferred stock, as described in the applicable prospectus supplement.

     Units

     We may issue units comprised of shares of common stock, shares of preferred stock, warrants, one or more debt securities, stock purchase contracts and depository shares in any combination.

     Stock Purchase Contracts

     We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and us to sell to or purchase from the holders, a specified number of shares of common stock, preferred stock, warrants or depositary shares or other security or property at a future date or dates. The stock purchase contracts may be issued separately or as part of stock purchase units, consisting of a stock purchase contract and any combination of securities. The applicable prospectus supplement will describe the terms of the stock purchase contracts, including, if applicable, collateral arrangements.

     Depositary Shares

     We may issue depositary shares representing fractional shares of debt securities or preferred stock. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus. These depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between us and a bank or trust company.

RISK FACTORS

     Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q and our filings with the SEC, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

     We “incorporate by reference” into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to documents incorporated by reference. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

INCORPORATION OF DOCUMENTS BY REFERENCE

     Other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 (“Exchange Act”) in accordance with the Exchange Act and applicable SEC rules, we incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, as amended, after the date of this prospectus:

  Annual Report on Form 10-K for the year ended December 31, 2008, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2009 annual meeting of shareholders;

  Our definitive Proxy Statement in connection with our 2009 annual meeting of shareholders filed March 20, 2009;

  Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2009;

  Current Reports on Form 8-K filed January 20 and January 23, 2009; and

  The description of our common stock contained in a Registration Statement on Form SB-2 filed on April 10, 1998 and thereafter amended in an Amendment No. 1 filed June 3, 1998.

     You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or calling us at the following address:

Shelly L. Angus
Investor Relations Contact
Washington Banking Company
450 SW Bayshore Drive
Oak Harbor, WA 98277
(360) 679-3121 ext. 3824

THE COMPANY

     Washington Banking Company, headquartered in Oak Harbor, Washington, is a Washington corporation registered as a bank holding company under The Bank Holding Company Act of 1956. The Company is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiary, Whidbey Island Bank. Whidbey Island Bank conducts business from 18 branches located in Island, San Juan, Skagit, Snohomish and Whatcom counties in northwest Washington state.

     Whidbey Island Bank is a Washington state-chartered commercial bank. Whidbey Island Bank engages primarily in the business of providing commercial, real estate, private and professional banking services to commercial and individual customers in northwest Washington state and neighboring communities, including short-term and medium-term loans, revolving credit facilities, residential and commercial construction lending, mortgage lending, various savings programs, checking accounts, installment and personal loans and bank credit cards.

     As of June 30, 2009, we had total assets of approximately $934.7 million, total net loans of approximately $806.0 million, total deposits of approximately $787.6 million and total shareholders equity of approximately $107.9 million.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     Our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated is as follows:

	Six Months Ended
	June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends:
Excluding Interest on Deposits	2.51	5.94	5.84	6.95	7.82	9.11	8.20

Including Interest on Deposits	1.33	1.62	1.58	1.54	1.74	2.20	2.07

     For purposes of computing both of the ratios of earnings to combined fixed charges and preferred stock dividends:

  earnings represent income from continuing operations before income taxes, plus fixed charges and preferred stock dividends;

  fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and amortized capitalized expenses related to indebtedness; and

  fixed charges, including interest on deposits, include all interest expense and amortized capitalized expenses related to indebtedness.

     No shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or any other series of preferred stock, were outstanding during the years ended December 31, 2008, 2007, 2006, 2005 and 2004, or during the six months ended June 30, 2008, and we did not pay preferred stock dividends during these periods.

REGULATORY CONSIDERATIONS

     As a bank holding company, the Company is subject to regulation, supervision and examination by the Federal Reserve Board (“FRB”) and the Bank is subject to regulation, supervision and examination by the Federal Deposit Insurance Company (“FDIC”) and the Washington State Department of Financial Institutions, Division of Banks (“DFI”). For a discussion of elements of the regulatory framework applicable to bank holding companies and their subsidiaries, please refer to our most recent Annual Report on Form 10-K, and the other documents incorporated herein by reference as described under “Incorporation of Documents by Reference.” This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders, including holders of our common stock. As a result of this regulatory framework, our results of operations and financial condition are affected by actions of the FRB, the FDIC and DFI.

     Our ability to pay dividends on our common stock and our preferred stock depends primarily on dividends we receive from the Bank. Under federal regulations, the dollar amount of dividends the Bank may pay depends upon its capital position and recent net income. Banks and bank holding companies may be prohibited from paying any dividends if the holding company’s bank subsidiary is not adequately capitalized or the bank is in an unsafe or unsound condition. Under Washington law, no bank may declare or pay any dividend in an amount greater than its retained earnings. The DFI has the power to require any bank to suspend the payment of any and all dividends until all requirements that may have been made by the director shall have been complied with.

     Under Washington law, the Company is subject to restrictions on dividends. The Company is prohibited from paying a dividend if, after making such dividend payment, it would be unable to pay its debts as they become due in the usual course of business, or if its total liabilities, plus the amount that would be needed, in the event the Company were to be dissolved at the time of the dividend payment, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is to be made exceed total assets.

     There are numerous other governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business and on our ability to pay dividends on our common stock. Depository institutions, like the Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters.

     In addition to the foregoing regulatory restrictions, we are and may in the future become subject to contractual restrictions that would limit or prohibit us from paying dividends on our common stock, including those contained in the Securities Purchase Agreement between us and the U.S. Department of the Treasury, as described under “Description of Capital Stock—Common Stock—Restrictions on Dividends and Repurchases Under the Agreement with the Treasury.”

USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and will be available for general corporate purposes, including, without limitation:

  investments in or advances to our existing or future subsidiaries;

  financing possible acquisitions;

  repayment of obligations that have matured;

  reducing or refinancing debt;

  working capital; or

  any other purpose described in the applicable prospectus supplement.

     Until the net proceeds have been used, we may temporarily invest net proceeds in short-term securities. We will disclose any proposal to use the net proceeds from any securities offering in connection with an acquisition in the prospectus supplement relating to such offering.

DETERMINATION OF OFFERING PRICE

     The applicable prospectus supplement will describe the various factors considered in determining the conversion, exercise or exchange price of any offered securities.

PLAN OF DISTRIBUTION

      We may sell offered securities in any of the following ways:

  to or through underwriters or dealers;

  by us directly;

  through agents; or

  through a combination of any of these methods of sale.

     The prospectus supplement will explain the ways we sell specific securities, including the names of any underwriters, dealers or agents, and details of the pricing of the securities, as well as the commissions, concessions or discounts we grant the underwriters, dealers or agents.

     If we use underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

DESCRIPTION OF CAPITAL STOCK

     This section describes the general terms and provisions of the shares of our common and preferred stock based on the provisions of our Articles of Incorporation, Bylaws and applicable provisions of Washington law. This description is not complete and is subject to, and is qualified in its entirety by reference to our Articles of Incorporation, Bylaws and Washington law.

     The prospectus supplement will describe the specific terms of the common stock or preferred stock offered through that prospectus supplement, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Washington Banking Company, voting rights, conversion rights and how and when dividends will be paid on preferred stock. We may offer common stock or preferred stock upon the conversion, exercise or exchange of preferred stock, debt securities, warrants, stock purchase contracts or depositary shares. Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to our common stock.

Authorized Capital Stock

      Our authorized capital stock consists of:

  13,679,757 shares of common stock with no par value per share; and

  26,380 shares of preferred stock with no par value per share.

     Our Articles of Incorporation do not permit our Board of Directors to determine the specific preferences, limitations, voting powers and relative rights of any series of preferred stock. Therefore, prior to the issuance of any preferred stock, our Board of Directors must recommend to our shareholders an amendment to our Articles of Incorporation setting forth the specific preferences, limitations, voting powers and relative rights of a series of preferred stock and the shareholders entitled to vote must approve such amendment.

     As of September 1, 2009, there were 9,547,946 shares of our common stock issued and outstanding and 26,380 shares of our preferred stock issued and outstanding. All such shares of our preferred stock authorized, issued and outstanding are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”). Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of preferred stock, subject to the provisions of our Articles of Incorporation described above.

Common Stock

      General

     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders. There are no cumulative voting rights. Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by our Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of preferred stock. Holders of common stock have no preemptive rights, conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The transfer agent and registrar for our common stock is Computershare Trust Company.

      Restrictions on Dividends and Repurchases under the Agreement with the Treasury

     The Securities Purchase Agreement dated January 16, 2009 between us and the U.S. Department of the Treasury (the “Treasury”) provides that prior to the earlier of (i) January 16, 2012 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by the Treasury to third parties, we may not, without the consent of the Treasury, increase the quarterly cash dividend on our common stock above $0.065 per share or, subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock.

Series A Preferred Stock

     This section summarizes the specific terms and provisions of our Series A Preferred Stock. The description of the Series A Preferred Stock is qualified in its entirety by the actual terms of the Series A Preferred Stock set forth in our Articles of Incorporation.

      Ranking

     The Series A Preferred Stock ranks senior to our common stock and will rank pari passu with preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

      Dividends and Distributions

     Cumulative dividends on shares of the Series A Preferred Stock accrue on the liquidation preference of $1,000 per share at a rate of 5% per annum for the first five years following the date of issue, and at a rate of 9% per annum thereafter, if, as and when declared by the Board of Directors out of funds legally available therefor. The Series A Preferred Stock have no maturity date and rank senior to our common stock with respect to the payment of dividends and distributions.

     The Treasury’s consent will be required for any repurchase of our common stock or other capital stock or other equity securities or any trust preferred securities, other than repurchases of the senior preferred stock and share repurchases in connection with any employee benefit plan in the ordinary course of business consistent with past practice, until the earlier of the third anniversary of the Treasury’s investment or the date on which the senior preferred shares are redeemed in whole or the Treasury has transferred all of the senior preferred shares to unaffiliated third parties.

     For so long as the Treasury continues to own any senior preferred stock, we may not repurchase any shares of senior preferred stock from any other holder of such shares unless we offer to repurchase a ratable portion of the senior preferred shares then held by the Treasury on the same terms and conditions.

      Redemption

     Subject to the approval of the Board of Governors of the Federal Reserve System and Treasury, the Series A Preferred Stock is redeemable at our option at 100% of their liquidation preference. All redemptions must be at 100% of the issue price plus any accrued and unpaid dividends, and shall be subject to the approval of our primary federal bank regulator.

      Conversion

      Shares of Series A Preferred Stock are not convertible.

      Rights upon Liquidation

     The Series A Preferred Stock rank senior to our common stock with respect to amounts payable upon our liquidation, dissolution and winding up, and will rank pari passu with preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

      Voting

      The Series A Preferred Shares are non-voting, other than class voting rights on:

  any authorization or issuance of shares ranking senior to the Series A Preferred Stock;

  any amendment to the rights of Series A Preferred Stock; or

  any merger, exchange or similar transaction which would adversely affect the rights of the Series A Preferred Stock.

     If dividends on the Series A Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the holder of the Series A Preferred Stock will have the right to elect two directors. The right to elect directors will end when dividends have been paid in full.

Anti-Takeover Effects

     The provisions of our Articles of Incorporation and Bylaws and Washington law summarized in the following paragraphs may have anti-takeover effects and could delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of the incumbent management and directors more difficult.

      Authorized Shares

     Our Articles of Incorporation authorize the issuance of 13,679,757 shares of common stock, of which 9,547,946 were issued and outstanding as of September 1, 2009. The common shares that are authorized but unissued provide our Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by the Board of Directors consistent with its fiduciary duties to deter future attempts to gain control of us.

      Consideration of Non-Monetary Factors

     Our Articles of Incorporation authorize the Board of Directors, when evaluating a merger, tender offer or exchange offer, sale of substantially all of our assets or similar provisions to consider the social and economic effects on the employees, customers, suppliers and other constituents of Washington Banking Company and its subsidiaries and on the communities in which Washington Banking Company and its subsidiaries operate or are located.

     Staggered Board of Directors

     Our Board of Directors is divided into three classes, each of which must be as nearly equal in number as possible. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors, together with the provisions in our Articles of Incorporation described below that limit the ability of shareholders to remove directors have the effect of making it more difficult for shareholders to change the composition of the Board of Directors.

     Our Articles of Incorporation provide that we will have the number of directors as may be fixed from time to time by our Board of Directors, provided that the number fixed by the Board may not be less than five or more than twelve. Washington Banking Company currently has seven directors. Our Articles of Incorporation further provide that any director or the entire Board of Directors may be removed from office only for cause and only upon the affirmative vote of the holders of at least 66.66% of the total votes eligible to be cast at a meeting called expressly for that purpose.

     The foregoing description of our Board of Directors does not apply with respect to directors that may be elected by the holders of the Series A Preferred Stock in the event we do not pay dividends on the Series A Preferred Stock for six or more dividend periods.

     Nomination Procedures

     In addition to our Board of Directors, shareholders can nominate candidates for election to our Board of Directors. To do so, a shareholder must follow the advance notice procedures described in our Bylaws. In general, a shareholder must submit a written notice of the nomination to our Chairman or President not less than fourteen days or more than fifty days prior to any meeting of shareholders called for the election of directors.

     Interested Shareholder Transactions

     Our Articles of Incorporation provide that an interested shareholder transaction, as defined in the Articles of Incorporation, must be approved by the affirmative vote of the holders of two-thirds of the shares entitled to be counted. Shares owned by or voted under the control of an interested shareholder are not entitled to be counted under this provision. In general, this heightened vote requirement does not apply if the Board of Directors approves the interested shareholder transaction.

     Business Combinations with Certain Persons

     Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with an “acquiring person” who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the date of the acquisition or, at or subsequent to the date of the acquisition, the transaction is approved by a majority of the members of the target corporation’s board of directors and authorized at a shareholders’ meeting by the vote of at least two-thirds of the outstanding voting shares of the target corporation, excluding shares owned or controlled by the acquiring person. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares, or allowing the acquiring person to receive any disproportionate benefit as a shareholder. After the five-year period during which significant business transactions are prohibited, certain significant business transactions may occur if certain “fair price” criteria or shareholder approval requirements are met. Target corporations include all publicly-traded corporations incorporated under Washington law, as well as publicly traded foreign corporations that meet certain requirements.

     Amendment of Articles of Incorporation and Bylaws

     Amendments to our Articles of Incorporation must be approved by our Board of Directors by a majority vote and by our shareholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment; provided, however, that the affirmative vote of the holders of two-thirds of the shares entitled to vote is required to amend or repeal provisions of the Articles of Incorporation relating to interested shareholder transactions. Our Bylaws may be amended or repealed by our Board of Directors or by our shareholders.

DESCRIPTION OF WARRANTS

General

     We may issue warrants in one or more series to purchase common stock, preferred stock, debt securities, depositary shares or any combination of these securities. Warrants may be issued independently or together with any underlying securities and may be attached to or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants.

     The particular terms of the warrants that are offered by us will be described in a prospectus supplement. The prospectus supplement will describe the terms of any warrants, including the following, as may be applicable:

  the title of the warrants;

  the total number of warrants to be issued;

  the consideration for which we will issue the warrants and the aggregate amount of securities purchasable upon exercise of the warrants;

  anti-dilution provisions to adjust the number of our securities to be delivered upon exercise of the warrants;

  the designation and terms of the underlying securities purchasable upon exercise of the warrants;

  the price at which investors may purchase the underlying securities purchasable upon exercise of the warrants;

  the dates on which the right to exercise the warrants will commence and expire;

  the procedures and conditions relating to the exercise of the warrants;

  whether the warrants will be in registered or bearer form;

  information with respect to book-entry registration and transfer procedures, if any;

  the minimum or maximum amount of warrants that may be exercised at any one time;

  the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

  the date on and after which the warrants and securities issued with the warrants will be separately transferable;

  a discussion of material United States federal income tax considerations;

  redemption or call provisions, if any;

  the identity of the warrant agent; and

  any other terms of the warrants, including terms, procedures and limitations relating to the exchange, transfer and exercise of the warrants.

     You should keep in mind, however, that it is the warrants, the agreement relating to the warrants and the warrant certificates, and not the summaries in such prospectus supplement, which define your rights as a holder of such warrants. You should carefully read these documents for a full description of the terms of such warrants. A copy of the form of warrant agreement will be filed with the SEC as an exhibit to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of this document.

TARP CPP Warrants

     We have issued a warrant to the U.S. Department of the Treasury (the “Treasury”) to purchase 492,164 shares of our common stock pursuant to the Treasury’s Capital Purchase Program. The following is a summary of the principal terms of the warrant issued to the Treasury.

     Exercise

     The warrant is immediately exercisable, in whole or in part, and the initial exercise price is $8.04 per share.

     Anti-Dilution

     The exercise price of the warrant automatically adjusts to the number of shares and the exercise price necessary to protect the Treasury’s position upon the following events:

  stock splits, stock dividends, subdivisions, reclassifications or combinations of our common stock;

  until January 16, 2012, issuance of our common stock for consideration (or having a conversion price per share) less than 90% of the then current market value, except for issuances in connection with benefit plans, business acquisitions and public offerings; and

  a determination by our Board of Directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the Board of Directors, to protect the purchase rights of the warrant holders.

     Term

     The term of the warrant is 10 years.

     Transferability and Registration Rights

     The warrant is not subject to any contractual restrictions on transfer; provided that the Treasury may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of not less than $26,380,000 from one or more offerings of common stock or perpetual preferred stock for cash and (ii) December 31, 2009.

     We have granted the warrant holder piggyback registration rights for the warrants and the common stock underlying the warrant and we have agreed to take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrant. We have applied for NASDAQ listing of the common stock underlying the warrant.

     Voting

     The Treasury, the initial holder of the warrant, has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the warrant.

     Reduction

     In the event that we have received aggregate gross proceeds of not less than $26,380,000 from one or more offerings of common stock or perpetual preferred stock for cash on or prior to December 31, 2009, the number of shares of common stock underlying the warrant then held by the Treasury shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrant (taking into account all adjustments) and (ii) 0.5.

     Substitution

     In the event we are no longer listed or traded on a national securities exchange or securities association, the warrant will be exchangeable, at the option of the Treasury, for senior term debt or another economic instrument or security issued by us such that the Treasury is appropriately compensated for the value of the warrant, as determined by the Treasury.

DESCRIPTION OF DEBT SECURITIES

     We may issue several different types of debt securities, including senior debt securities, subordinated debt securities, junior subordinated debt securities, debentures, notes or other types of debt. We will issue debt securities under separate indentures to be entered into by and between us and a qualified trustee selected by us.

     A prospectus supplement will describe specific terms relating to the series of debt securities then being offered. Debt securities may be convertible into our common stock or preferred stock, as described in the prospectus supplement. The prospectus supplement may also include some or all of the following terms:

  the title and type of the debt securities;

  any limit on the total principal amount of the debt securities;

  the date or dates on which the principal of the debt securities will be payable, or the method of determining or extending such date(s), and the amount or amounts of such principal payments;

  the date or dates from which any interest will accrue, or the method of determining such date(s);

  any interest rate or rates (which may be fixed or variable) that the debt securities will bear, or the method of determining or resetting such rate or rates, and the interest payment dates (if any) for the debt securities;

  the circumstances, if any, in which payments of principal, premium, if any, or interest on the debt securities may be deferred;

  the place or places where any principal, premium or interest payments may be made;

  any optional redemption or other early payment provisions, including the period(s) within which, the price(s) at which, the currency or currencies (including currency units) in which, and the terms and conditions upon which, Washington Banking Company may redeem or prepay the debt securities;

  any provisions obligating Washington Banking Company to repurchase or otherwise redeem the debt securities pursuant to sinking fund or analogous provisions, upon the occurrence of a specified event or at the holder's option;

  the denominations in which the debt securities are issuable;

  the amount of discount, if any, with which the debt securities will be issued;

  any index, formula or other method to be used for determining the amount of any payments on the debt securities;

  if other than the outstanding principal amount, the amount that will be payable if the maturity of the debt securities are accelerated, or the method of determining such amount;

  the person to whom any interest on the debt securities will be payable (if other than the registered holder of such debt securities on the applicable record date) and the manner in which it shall be payable;

  any changes to or additional events of default or covenants;

  any additions or changes to the indenture relating to a series of debt securities necessary to permit or facilitate issuing the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  any provisions for the payment of additional amounts on debt securities, including additional amounts on debt securities held by non-U.S. persons in respect of taxes or similar charges withheld or deducted, and for the optional redemption of the debt securities in lieu of paying such additional amounts;

  any provisions modifying the defeasance or covenant defeasance provisions that apply to the debt securities;

  appointment of any paying agent(s);

  the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities, cash or property of Washington Banking Company or any other person and any changes to the indenture to permit or facilitate such conversion or exchange;

  the law governing the debt securities and the extent to which such other law governs; and

  any other special terms of the debt securities.

     You should keep in mind, however, that it is the debt securities and indenture agreement relating to the debt securities, and not the summaries in such prospectus supplement, which define your rights as a holder of such debt securities. You should carefully read these documents for a full description of the terms of such debt securities. A copy of the form of indenture agreement will be filed with the SEC as an exhibit to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of this document.

DESCRIPTION OF UNITS

     We may elect to offer, in one or more series, units consisting of common stock, one or more series of preferred stock, warrants, one or more debt securities, stock purchase contracts and depositary shares in any combination in such amounts and in such numerous distinct series as we determine. When we offer to sell units, we will summarize in a prospectus supplement the particular terms of the units and the applicable unit agreement that we believe will be most important to your decision to invest in such units. The applicable prospectus supplement may describe:

  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  provisions of the governing unit agreement; and

  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

     You should keep in mind, however, that it is the units and unit agreement, and not the summaries in such prospectus supplement, which define your rights as a holder of such units. You should carefully read these documents for a full description of the terms of such units. A copy of the form of unit agreement will be filed with the SEC as an exhibit to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of this document. Unless otherwise specified in the applicable prospectus supplement, unit and unit agreement, each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

     We may elect to offer, from time to time, stock purchase contracts, representing contracts obligating or entitling holders to purchase from us, and obligating or entitling us to sell to holders, a specific or varying number of shares of common stock or preferred stock, or other securities, property or assets, at a future date or dates. Alternatively, the stock purchase contracts may obligate or entitle us to purchase from holders, and obligate or entitle holders to sell to us, a specific or varying number of shares of common stock or preferred stock, or other securities, property or assets, at a future date or dates. We may issue stock purchase contracts separately or as a part of units. When we offer to sell a series of stock purchase contracts, we will summarize in a prospectus supplement the particular terms of such series of stock purchase contracts that we believe will be most important to your decision to invest in such series. You should keep in mind, however, that it is the stock purchase contract and, if applicable, any related collateral arrangements and depositary arrangements, and not the summaries in such prospectus supplement, which define your rights as a holder of such series of stock purchase contracts. You should carefully read these documents for a full description of the terms of the stock purchase contracts. Forms of these documents will be filed with the SEC as exhibits to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents. The price per share of common stock or preferred stock or the price of any other securities, property or assets, as the case may be, subject to any stock purchase contracts may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts.

DESCRIPTION OF DEPOSITARY SHARES

     We may elect to offer depositary shares representing receipts for fractional interests in debt securities or preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security or share of a particular series of preferred stock (or a combination thereof), as the case may be. We will deposit the debt securities or shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary, which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of preferred stock represented by the depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights. When we offer to sell depositary shares, we will summarize in a prospectus supplement the particular terms of such depositary shares and the applicable deposit agreement that we believe will be most important to your decision to invest in such depositary shares. You should keep in mind, however, that it is the depositary shares, the deposit agreement and the indenture (in the case of depositary shares representing fractional interests in debt securities), or our Articles of Incorporation and Bylaws (in the case of depositary shares representing fractional interests in preferred stock) and not the summaries in such prospectus supplement, which define your rights as a holder of such depositary shares. You should carefully read these documents for a full description of the terms of such depositary shares. A copy of the form of deposit agreement will be filed with the SEC as an exhibit to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of this document.

LEGAL MATTERS

     Roberts Kaplan LLP, Portland, Oregon will act as legal counsel to the company and pass upon the validity of securities registered. Counsel for any underwriters, dealers or agents will be identified in the applicable prospectus supplement.

EXPERTS

     The consolidated financial statements of Washington Banking Company and subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, and the effectiveness of its internal control over financial reporting as of December 31, 2008, incorporated in this document by reference from Washington Banking Company’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock
Preferred Stock
Warrants
Debt Securities
Units
Stock Purchase Contracts
Depositary Shares

_____________, 2009

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant (the “Company”), in connection with the issuance and distribution of the securities being registered:

Amount*
SEC registration fee	$4,185
Legal fees and expenses	$20,000
Accounting fees and expenses	$5,000
Printing fees and miscellaneous expenses	$1,000
Total	$30,185
* All amounts except SEC registration fee are
estimates; actual amounts may be more or less.

Item 15. Indemnification of Directors and Officers.

     The Company is organized under the Washington Business Corporation Act (the “WBCA”) which, in general, empowers Washington corporations to indemnify a person made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, amounts paid in settlements, penalties and fines actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Washington corporations may not indemnify a person in connection with such proceedings if the person was adjudged to have received an improper personal benefit.

     The WBCA also empowers Washington corporations to provide similar indemnity to such a person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, unless the person was adjudged liable to the corporation.

     If authorized by the articles of incorporation of a Washington corporation or by its shareholders, a Washington corporation may indemnify and advance expenses to the persons described above without regard to the limitations described above, provided that such indemnity will not cover acts or omissions of the person finally adjudged to be intentional misconduct or a knowing violation of law, conduct finally adjudged to involve a violation of WBCA Section 310 (related to certain unlawful distributions), and any transaction with respect to which it was finally adjudged that the person received a benefit to which such person was not legally entitled.

     The Company’s Articles of Incorporation provide, among other things, for the indemnification of the Company’s directors and those of any subsidiary of the Company, and authorize the Board of Directors to pay reasonable expenses incurred by, or to satisfy a judgment or fine against, a current or former director in connection with any personal legal liability incurred by the individual by reason of the fact that that individual is or was a director and which was not the result of conduct finally adjudged to be “egregious” conduct. “Egregious” conduct is defined as intentional misconduct, a knowing violation of law or participation in any transaction from which the person will personally receive a benefit in money, property or services to which that person is not legally entitled. In addition, the Company may, by action of the Board of Directors, provide for indemnification and advance expenses, to officers, employees and agents in the same manner and with the same effect as directors.

     The WBCA further permits Washington corporations to limit the personal liability of directors to the corporation or its shareholders for monetary damages for conduct as a director. The corporation may not, however, eliminate or limit the liability of a director for any of the following: (i) acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director; (ii) conduct violating WBCA Section 310; or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. The Articles of Incorporation include a provision that limits the liability of the Company’s directors and those of any subsidiary from any personal liability to the Company, such subsidiary or their respective shareholders for conduct not found to have been egregious.

     The WBCA also permits a Washington corporation to purchase and maintain a policy of insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee, employee benefit plan or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify the individual against the same liability under the WBCA. The Company has obtained a policy of directors' and officers' liability insurance.

Item 16. Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number		Exhibit Name
1.1		Underwriting Agreement**
3.1		Amended and Restated Articles of Incorporation, as amended (incorporated by reference
Exhibit 3.1 to the Registrant’s Form 10-K for the year ended December 31, 2008 as filed with the SEC on March 16, 2009)
3.2		Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Form SB-2
(Registration No. 333-49925) filed April 10, 1998)
4.1		Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the
Registrant’s Form SB-2 (Registration No. 333-49925) filed April 10, 1998)
5.1		Opinion of Roberts Kaplan LLP*
12.1		Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
Dividends*
23.1		Consent of Moss Adams LLP*
23.2		Consent of Roberts Kaplan LLP (included in 5.1)*
24		Powers of Attorney (included on signature page)
*	Filed herewith
**	To be filed by amendment or as an exhibit to a report on Form 8-K and incorporated herein by reference

Item 17. Undertakings.

(a)      The undersigned registrants hereby undertake:

        (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                    (iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                    (i)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                    (ii)      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (5)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

     The undersigned registrants undertake that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                    (i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                    (ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                    (iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                    (iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Washington Banking Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     Each undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, Washington Banking Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlington, Washington, on September 1, 2009.

WASHINGTON BANKING COMPANY

By:	/s/ John L. Wagner
John L. Wagner, President and CEO

POWER OF ATTORNEY

     Each person whose signature appears below appoints John L. Wagner and Richard Shields, and each of them, with power of substitution, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or would do in person, hereby ratifying and confirming all that said attorney-in fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ John L. Wagner	/s/ Richard A. Shields, Jr.
John L. Wagner	Richard A. Shields, Jr.
President, CEO and Director	Executive Vice President and CFO
(Principal Executive Officer)	(Principal Financial and Accounting Officer)
Date: September 1, 2009	Date: September 1, 2009

/s/ Anthony B. Pickering	/s/ Gragg E. Miller
Anthony B. Pickering	Gragg E. Miller
Director and Chairman	Director
Date: August 31, 2009	Date: August 25, 2009

/s/ Gregg A. Davidson	/s/ Dennis A. Wintch
Gregg A. Davidson	Dennis A. Wintch
Director	Director
Date: September 1, 2009	Date: August 25, 2009

/s/ Jay T. Lien	/s/ Edward J. Wallgren
Jay T. Lien	Edward J. Wallgren
Director	Director
Date: August 26, 2009	Date: August 25, 2009

EXHIBIT INDEX

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Name
1.1	Underwriting Agreement**
3.1	Amended and Restated Articles of Incorporation, as amended (incorporated by reference to
Exhibit 3.1 to the Registrant’s Form 10-K for the year ended December 31, 2008 as filed with the SEC on March 16, 2009)
3.2	Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Form SB-2
(Registration No. 333-49925) filed April 10, 1998)
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the
Registrant’s Form SB-2 (Registration No. 333-49925) filed April 10, 1998)
5.1	Opinion of Roberts Kaplan LLP*
12.1	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
Dividends*
23.1	Consent of Moss Adams LLP*
23.2	Consent of Roberts Kaplan LLP (included in 5.1)*
24	Powers of Attorney (included on signature page)
* Filed herewith
** To be filed by amendment or as an exhibit to a report on Form 8-K and incorporated herein by reference